Exhibit 10.10

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into by and between Matador Resources Company (“Matador”) and Wade I. Massad, as consultant (“Consultant”), to be effective on the date this Agreement is executed by the last party to sign below.

WITNESSETH:

WHEREAS, Consultant previously provided services to Matador as a capital markets consultant before becoming an employee prior to Matador’s initial public offering (the “IPO”) to provide Matador with the benefits of his capital markets experience and expertise;

WHEREAS, the IPO having been completed in March 2012, both Matador and Consultant desire to return to the consulting arrangement that existed prior to the IPO with Consultant providing services as a capital markets consultant for the period and on the basis set forth herein, and Consultant desires to be so retained by Matador;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. Matador hereby retains Consultant as a capital markets consultant to Matador for the time and on the basis set forth herein and Consultant agrees to provide consulting services to Matador, acknowledging that Consultant will provide such services in a fiduciary capacity to Matador.

2. Matador shall retain Consultant as a capital markets consultant and the term of this Agreement shall commence on the date Consultant first performs services for Matador, which is anticipated to be on or about August 1, 2012, and shall continue on a month-to-month basis (the “Term”), unless earlier terminated in accordance with Paragraph 9.

3. Throughout the Term of this Agreement, Consultant hereby accepts and agrees to devote his best efforts in the interests of Matador to the performance of the Services (as defined below). During the Term of this Agreement, Consultant agrees not to accept employment with or provide services for any other party if the possibility exists that there may be a conflict of interest between Matador and such party. In such case, Consultant agrees to advise Matador in writing in advance of any potential opportunities for employment with, or the provision of services to, any such party, and may not accept such employment or provide any services to such party until he has received confirmation in writing from Matador that in Matador’s sole judgment no conflict of interest exists. Notwithstanding anything to the contrary in this Agreement, Consultant reaffirms and understand Consultant’s ongoing obligations in that certain employment agreement dated December 1, 2011 between Consultant and Matador (the “Employment Agreement”), including Sections 8, 9, 10, 11 and 21.

4. Consultant shall report to Matador’s Chairman and CEO, Joseph Wm. Foran, or his successors and/or such other personnel of Matador or its parent or affiliated companies as designated from time to time by Joseph Wm. Foran or his successor.

5. This Agreement and Consultant’s services hereunder shall involve the following services (the “Services”) during the Term:

Consultant shall work on such projects and areas of responsibility and provide such other general and specific services as are coordinated by the Matador staff with Consultant, and shall communicate and keep the Matador staff apprised of Consultant’s plans and progress on such projects and areas of responsibility.

6. As compensation for the Services, Matador agrees to pay Consultant a fee of $7,500 per month. Such fee is inclusive of Consultant’s ordinary daily expenses incidental to performing the Services while at Matador’s premises but is exclusive of and Consultant shall be entitled to reimbursement by Matador for all reasonable travel expenses incurred in accordance with Matador’s policies in effect, which shall be payable by Matador, in arrears, such as mileage, overnight parking, lodging and meals. Consultant shall be responsible for the payment of all taxes associated with the amounts received pursuant to this Agreement.

7. During the Term, Matador may disclose to Consultant information which Matador considers confidential and proprietary. In addition, Matador considers Consultant’s efforts and Services hereunder to be confidential and proprietary information. Consultant agrees not to publish or disclose any such information to others without the prior written consent of Matador. In the event that Consultant receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of confidential and proprietary information received by Consultant, Consultant agrees to immediately notify Matador in writing of any such request or requirement so that Matador may seek an appropriate protective order, or waive compliance with the provisions hereof. If, failing the entry of a protective order or the receipt of a waiver hereunder, Consultant may disclose that portion of the confidential information which Consultant is advised by counsel is legally required to be disclosed, and shall exercise Consultant’s reasonable efforts to obtain assurance that confidential treatment will be accorded such confidential information and Consultant shall not be liable for such disclosure unless such disclosure was caused by or resulted from a previous disclosure by Consultant not permitted by this Agreement. As to the above confidential disclosure to Consultant by Matador and Consultant’s efforts and Services hereunder, the obligation of confidence shall extend from the termination of this Agreement but shall not apply to (a) information that is or becomes known to the general public through no act of Consultant or (b) information which Consultant receives from a third party having the lawful right to disclose such information without breach of any obligation of confidentiality. Consultant shall not employ others to assist with the provision of Services covered by this Agreement. Upon termination of this Agreement, Consultant shall surrender to Matador all of Consultant’s work product and all data and information obtained by, utilized by or provided to Consultant in furtherance of this Agreement and Consultant shall not retain any such work product, information or data, or any copies thereof. Consultant and Matador agree that Section 9 of the Employment Agreement governing non-competition and non-solicitation is incorporated herein with the twelve month “Restricted Period” beginning upon the date of termination of this Agreement according to Paragraph 9 hereof.

8. During the Term of this Agreement, Consultant will be an independent contractor and Consultant shall not be an employee of Matador or of any of its affiliates, and Consultant will not represent himself as an employee of Matador or any of its affiliates to any party or parties. Consultant shall therefore render the Services on a consultancy basis as a professional, without any bond of employment. The parties confirm and assent that Consultant shall not be subject or entitled to any of Matador’s employee benefits. Consultant shall provide all tools and equipment necessary to perform the Services hereunder except that Matador may offer to provide certain equipment, software and/or tools for projects it assigns to Consultant and Consultant may elect at his sole discretion to utilize the equipment, software and/or tools for the performance of Services. The parties confirm and assent that Consultant has the right of control on how Services provided hereunder are completed. Consultant shall be responsible for the payment of all taxes associated with amounts received pursuant to this Agreement. Except as otherwise provided in that certain Separation Agreement and Release between Consultant and Matador dated August 10, 2012, Consultant shall carry such insurance as Consultant deems necessary or desirable and Matador shall not be liable to Consultant for the premiums on any such insurance policies issued to Consultant on Consultant’s behalf. Matador shall not be required to carry for Consultant’s benefit any worker’s compensation or industrial or occupational disease insurance. Likewise, it is not the intention of the parties hereto to create, expressly or impliedly, a partnership, association or joint venture, and any such partnership, association or joint venture status is hereby expressly denied. Upon reasonable prior written notice, Matador or its designated agents shall be permitted access to all books and records of Consultant reasonably related to the payments made hereunder and to the performance by Consultant of the Services hereunder, including for the purpose of auditing such books and records, all at the expense of Matador.

9. This Agreement may be terminated by Matador or by Consultant at any time with not less than thirty (30) days prior written notice. In the event that Matador gives notice to terminate this Agreement, Matador shall have no further obligation to pay Consultant hereunder except for actual hours of Services completed by Consultant as of termination by Matador. If Consultant terminates this Agreement, Consultant shall be entitled to all compensation for actual hours of Services completed by Consultant as of termination by Consultant. Neither termination nor completion of this Agreement referred to above shall affect Paragraphs 7, 8 and 10, which provisions shall survive the termination of this Agreement and remain operative and in full force and effect. Notwithstanding the foregoing, this Agreement may be terminated by Matador without prior notice in the event of the disability, incapacity, bankruptcy or insolvency of Consultant to such an extent as to render Consultant unable, in the sole opinion of Matador, to perform the Services.

10. After this Agreement has been terminated in accordance with Paragraph 9, Consultant shall, upon the written request of Matador, make himself available to further perform the Services as reasonably requested by Matador to ensure a smooth transition and termination of this Agreement. Consultant shall cooperate with Matador in the completion, clarification and winding up of any Services previously provided by Consultant and assist Matador in the handling of any disputes or claims related to the Services. Any such Services provided after the Term has ended shall be subject to all of the provisions of this Agreement, including but not limited to, payment in accordance with Paragraph 6.

11. Except as otherwise agreed in writing by the parties hereto, all amounts paid to Consultant shall be paid in legal tender of the United States, and shall be by check or wire transfer.

12. This Agreement as to Consultant is personal and may not be assigned or otherwise transferred by Consultant. Matador, however, shall have the right to assign this Agreement to any of its affiliates or successors. This Agreement may not be amended except by written instrument signed by both parties, and no waiver shall be enforceable against any party unless evidenced by a written instrument signed by the party against which enforcement is sought.

13. This Agreement shall in all respects be subject to, and governed by, the laws of the State of Texas. Matador and Consultant agree and consent to the personal jurisdiction of the state and local courts of Dallas County, Texas and/or the United States District Court for the Northern District of Texas in the event that Matador or Consultant seeks injunctive relief with respect to any provision hereof, and that those courts, and only those courts, shall have jurisdiction with respect thereto. Matador and Consultant also agree that those courts are convenient forums for the parties and for any potential witnesses and that process issued out of any such court or in accordance with the rules of practice of that court may be served by mail or other forms of substituted service to Matador at the address of its principal executive offices and to Consultant at his last known address as reflected in Matador’s records.

14. In the event of any dispute, claim, question or disagreement relating to this Agreement, other than one for which Matador or Consultant seeks injunctive relief, the parties shall use their best efforts to settle the dispute, claim, question or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If such a dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association (the “AAA”) under its Commercial Mediation Rules before resorting to arbitration or some other dispute resolution procedure. If the parties do not reach such solution through negotiation or mediation within a period of sixty (60) days after a claim is first made by a party, then, upon notice by either party to the other, all disputes, claims, questions or disagreements shall be finally settled by arbitration administered by the AAA in accordance with the provisions of its Commercial Arbitration Rules. The arbitrator shall be selected by agreement of the parties or, if they do not agree on an arbitrator within thirty (30) days after either party has notified the other of his or its desire to have the question settled by arbitration, then the arbitrator shall be selected pursuant to the procedures of the AAA, with such arbitration taking place in Dallas, Texas. The determination reached in such arbitration shall be final and binding on all parties. Enforcement of the determination by such arbitrator may be sought in any court of competent jurisdiction.

15. Failure of either party hereto to insist upon or require strict compliance with any provision hereof shall not be considered a waiver of such provision or modification of this Agreement unless so specified in writing. The provisions of this Agreement are severable and the invalidity or unenforceability of one or more of the provisions herein shall not have any effect on the validity or enforceability of any other provision. This Agreement may be executed in counterparts, all of which, taken together, shall constitute one and the same original document.

16. Consultant represents that he is either a U.S. Citizen or has the legal right under the laws of the U.S.A. to enter into this Agreement and to provide the Services hereunder, and that he will immediately advise Matador in the event his legal status should change.

IN WITNESS WHEREOF, Matador has caused this Agreement to be executed on its behalf by its duly authorized corporate officer and Consultant has hereunto set his hand as of the date set forth underneath each respective signature below.

Signature and address for Notice:	MATADOR RESOURCES COMPANY
Address:	One Lincoln Centre
5400 LBJ Freeway, Suite 1500
Dallas, Texas 75240

/s/ David E. Lancaster
David E. Lancaster
Executive Vice President

Date: August 10, 2012

Signature and address for Notice:	WADE I. MASSAD
Address:

/s/ Wade I. Massad
Wade I. Massad

Date: August 10, 2012

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